                                                                   EXHIBIT 11
                         MARSHALL & ILSLEY CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                        ($000's except per share data)

                                                  Three Months Ended March 31,
                                                  ----------------------------
PRIMARY                                                1997          1996
-------                                           --------------------------
Earnings:
  Net income                                     $     54,799  $     46,155
                                                  ============  ============
Shares:
  Weighted average number of common shares
    outstanding                                        88,838        93,077
  Additional shares relating to:
    Convertible preferred stock                         5,776         3,833
    Stock options outstanding at end
      of each period and exercised
      during each period (a)                            1,522         1,282
    Stock Repurchase Forward Agreement                    249            --
                                                  ------------  ------------
  Total average primary shares outstanding             96,385        98,192
                                                  ============  ============

EARNINGS PER SHARE:
  Primary                                        $       0.57  $       0.47
                                                  ============  ============
FULLY DILUTED
-------------
Earnings:
  Net income                                     $     54,799  $     46,155
  Add: Interest on convertible notes,
    net of income tax effect                              232           465
                                                  ------------  ------------
                                                 $     55,031  $     46,620
                                                  ============  ============
Shares:
  Weighted average number of common shares
    outstanding                                        88,838        93,077
  Additional shares relating to:
    Convertible preferred stock                         5,776         3,833
    Stock options outstanding at end
      of each period and exercised
      during each period (b)                            1,524         1,335
    Assumed conversion of convertible notes             1,901         3,844
    Stock Repurchase Forward Agreement                    249            --
                                                  ------------  ------------
  Total average fully diluted shares outstanding       98,288       102,089
                                                  ============  ============

EARNINGS PER SHARE:
  Fully Diluted                                  $       0.56  $       0.46
                                                  ============  ============

Notes:
----
(a) Based on the treasury stock method using average market price.
(b) Based on the treasury stock method using period-end market price, if higher than average market price for options outstanding at end of each period and market price at date of exercise for options exercised during each period.